Exhibit 23

Independent Auditors’ Consent

The Board of Directors

HMN Financial, Inc.:

We consent to incorporation by reference of our report dated March 12, 2004, relating to the consolidated balance sheets of HMN Financial, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of HMN Financial, Inc., in the following Registration Statements of HMN Financial, Inc.: Nos. 33-88228, 33-94388, 33-94386 and 333-64232 on Form S-8. Our report refers to the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Minneapolis, Minnesota
March 12, 2004